[AIRTRAX LETTERHEAD]

                                           31 May 2005

RE:  Airtrax, Inc. ("Airtrax")

To The Purchasers Listed on the Signature Pages Hereto:

     Pursuant to the Registration Rights Agreement and Joinder to the Registration Rights Agreement entered into as of November 22 and November 23, 2004, respectively (the "Registration Rights Agreement") in connection with your purchase of shares of common stock, no par value per share, and warrants to purchase common stock of Airtrax, you were granted certain registration rights by Airtrax. In addition, pursuant to Section 2(a)(i) of the Registration Rights Agreement, Airtrax agreed that in the event that a registration statement was not filed within 45 days of November 22, 2004 (a "Non-Registration Event") it would pay you, in cash, an amount equal to two (2%) percent of the aggregate amount invested by you for each 30-day period or pro rata for any portion thereof, thereafter, during the pendency of such Non-Registration Event. Further, pursuant to Section 2(c)(i) of the Registration Rights Agreement, Airtrax agreed that in the event that a registration statement was not declared effective by the Securities and Exchange Commission (the "SEC") within 90 days of November 22, 2004 (a "Blackout Period"), it would pay you, in cash, an amount equal to two (2%) percent of the aggregate amount invested by you for each 30-day period or pro rata for any portion thereof, thereafter, during the pendency of such Blackout Period.

     Airtrax filed the registration statement on February 11, 2005, resulting in a 36-day Non-Registration Event, and as of the date hereof, the registration statement has not been declared effective by the SEC, resulting in a 100-day Blackout Period. Accordingly, Airtrax has agreed to pay to Excalibur Limited Partnership ("Excalibur") out of the proceeds of a certain private placement between Airtrax and Excalibur, the amounts listed in Schedule A, representing the liquidated damages payable to you for said Non-Registration Event and Blackout Period. It is acknowledged and agreed that Excalibur shall in turn pay such liquidated damages to you, after retaining its portion of such liquidated damages which are set forth in Schedule A. In addition, you agree that upon your receipt of the funds, Airtrax will have satisfied its obligations for the payment of liquidated damages for the Non-Registration Event and Blackout Period through June 30, 2005.

     You agree to indemnify and hold harmless Airtrax and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls Airtrax within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which you may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Excalibur's failure to pay you your portion of the liquidated damages as set forth on Schedule A.

     Accordingly, Airtrax is hereby requesting that you execute and return this letter in order to confirm that that you agree to accept the cash payment required pursuant to Sections 2(a)(i) and 2(c)(i) of the Registration Rights Agreement and acknowledge and agree that Excalibur will be solely liable for paying such cash payment to you out of the proceeds of the current financing between Airtrax and Excalibur.

     Please note that this proposal is limited to only the periods covered herein, and in no way will be deemed a waiver or limitation of any rights that you have pursuant to the Registration Rights Agreement.

                                  AIRTRAX, INC.


                                       By: /s/ Peter Amico
                                           ---------------
                                           Name: Peter Amico
                                           Title: President



AGREED AND ACKNOWLEDGED:

EXCALIBUR LIMITED PARTNERSHIP


By: /s/ Will Hechter
    ----------------
    Name: Will Hechter
    Title: President and General Partner

STONESTREET LIMITED PARTNERSHIP


By: /s/ Michael Finkelstein
    -----------------------
    Name: Michael Finkelstein
    Title: President

WHALEHAVEN CAPITAL FUND


By: /s/ Michael Finkelstein
    -----------------------
    Name: Michael Finkelstein
    Title: President

LINDA HECHTER


By: /s/ Linda Hechter
    -----------------
    Name: Linda Hechter
    Title:

                                   SCHEDULE A
                                  ------------

                               LIQUIDATED DAMAGES
                               ------------------

Excalibur Limited Partnership    400,000   8,000.00   24,000.00
                    11/22/2004             1,600.00    3,200.00
                                          9,600.300   27,200.00   36,800.00
                    11/23/2004   100,000   2,000.00    6,000.00
                                             333.33      800.00
                                           2,333.33    6,800.00    9,133.33
                                                                  45,933.33

Stonestreet Limited Partnership  325,000   6,500.00   19,500.00
                    11/22/2004             1,300.00    2,600.00
                                           7,800.00   22,100.00   29,900.00
                    11/23/2004   112,000   2,240.00    6,720.00
                                             373.33      896.00
                                           2,613.33    7,616.00   10,229.33
                                                                  40,129.33

Whalehaven Capital Fund          175,000   3,500.00   10,500.00
                    11/22/2004               700.00    1,400.00
                                           4,200.00   11,900.00   16,100.00

Linda Hechter                    200,000   4,000.00   12,000.00
                    11/23/2004               666.67    1,600.00
                                           4,667.67   13,600.00   18,226.67